Exhibit 99.1

LaSalle Hotel Properties Announces Succession Plan

Michael D. Barnello to Become CEO on July 1, 2010

BETHESDA, MD, June 2, 2008 — The Board of Trustees of LaSalle Hotel Properties (NYSE:LHO) adopted a succession plan with respect to its Chairman, Chief Executive Officer and President, Jon E. Bortz, and its Chief Operating Officer, Michael D. Barnello. Pursuant to the succession plan, Mr. Bortz will retire as Chief Executive Officer as of July 1, 2010, and Mr. Barnello will assume the role and duties of Chief Executive Officer at that time. The succession plan includes Mr. Bortz continuing in his role as Chairman of the Board after his retirement. In addition, Mr. Barnello was named President of LaSalle Hotel Properties effective immediately. At its July meeting, the Board plans to increase the number of Trustees to eight and elect Mr. Barnello as a Trustee.

“Though the Board deeply regrets Jon’s decision, it greatly appreciates the leadership and guidance he has provided,” said Stuart L. Scott Chairman of the Nominating and Governance Committee for LaSalle Hotel Properties. “Jon led the development and execution of the strategies that have allowed LaSalle Hotel Properties to grow by more than three-fold over the past 10 years while significantly increasing the annual dividend to our shareholders and providing industry-leading returns to the Company’s shareholders.”

Jon E. Bortz has served as Chairman of the Company’s Board of Trustees since January 1, 2001, a trustee of the Company since 1998 and has been President and Chief Executive Officer of the Company since its formation. Mr. Bortz is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a member of its Executive Committee. He is also a member of the Board of Trustees of Federal Realty Investment Trust and a member of the Board of Directors of Metropark USA, a privately-owned clothing retailer.

“Mike has played an integral role in the Company’s growth since we went public in 1998,” said Mr. Bortz. “We have seen our vision of creating a premier hotel investment company become a reality by staying true to our core mission of creating long-term shareholder value. I look forward to working with Mike over the next two years to create a seamless transition for him to assume the role of CEO and build on the success the Company has experienced over the past 10 years.”

Michael D. Barnello has served as Chief Operating Officer and Executive Vice President of Acquisitions of the Company and President of LaSalle Hotel Lessee, Inc. since their formation. As Chief Operating Officer, Mr. Barnello has been and will continue to be responsible for all acquisition and asset management activities of the Company. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of

Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about expected management succession at the Company. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) changes in personal circumstances or performance affecting individual officers at the Company, and (ii) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Hans Weger, LaSalle Hotel Properties – 301/941-1512

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www.lasallehotels.com